Exhibit 10.1

5E Advanced Materials, Inc.

Non-Employee Director Compensation Policy

Non-employee members of the board of directors (the “Board”) of 5E Advanced Materials, Inc. (the “Company”) shall receive cash and equity compensation as set forth in this Non-Employee Director Compensation Policy (this “Policy”). The cash and equity compensation described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company and subject to any limits on non-employee director compensation set forth in the Equity Plan (as defined below) and further subject to any shareholder approval requirements of the ASX or any other national securities exchange or market system. This Policy shall remain in effect until it is revised or rescinded by further action of the Board. This Policy may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Policy shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors, except for equity compensation previously granted to a Non-Employee Director. This Policy shall become effective on January 1, 2025 (the “Effective Date”).

Cash Compensation

The schedule of annual retainers (the “Annual Retainers”) for the Non-Employee Directors is as follows:

Position	Amount
Base Board Retainer	$50,000
Chair of the Board/Lead Independent Director	$45,000
Chair of Audit Committee	$25,000
Chair of Compensation Committee	$25,000
Chair of Nominating and Corporate Governance Committee	$25,000
Member of Audit Committee (non-Chair)	$15,000
Member of Compensation Committee (non-Chair)	$15,000
Member of Nominating and Corporate Governance Committee (non-Chair)	$15,000

For the avoidance of doubt, the Annual Retainers in the table above are additive and a Non-Employee Director shall be eligible to earn an Annual Retainer for each position in which he or she serves. The Annual Retainers shall be earned on a quarterly basis based on a calendar quarter and shall be paid in cash by the Company in arrears not later than the fifteenth day following the end of each calendar quarter (such payment, as may be prorated pursuant to the following sentence, the “Quarterly Cash Payment”). In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable position, for an entire calendar quarter, the Annual Retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

Equity Compensation

Each Non-Employee Director shall be granted the stock awards described below, which awards shall be granted under and subject to the terms and provisions of the Company’s 2022 Equity Compensation Plan, as may be amended from time to time, or any other applicable Company equity incentive plan then-maintained by the Company (the “Equity Plan”), and shall be subject to an award agreement, including attached exhibits, in substantially the form previously approved by the Board. All applicable terms of the Equity Plan apply to this Policy as if fully set forth herein, and all grants of stock awards hereby are subject in all respects to the terms of the Equity Plan and the applicable award agreement. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Equity Plan.

A. Quarterly Awards. Unless the Board determines otherwise, a Non-Employee Director who is serving on the Board as of the last day of any calendar quarter following the Effective Date, shall be automatically granted a number of RSUs with a value equal to the Quarterly Cash Payment, with the number of RSUs subject to the Quarterly Award determined by dividing the Quarterly Cash Payment by the average closing price of the Common Stock during the applicable calendar quarter (inclusive of the first and last day of such calendar quarter) (each, a “Quarterly Award”). The Quarterly Awards shall be granted under the Equity Plan on the last day of the applicable calendar quarter, subject to any shareholder approval requirements of the ASX or any other national securities exchange or market system.

B. Terms of Awards Granted to Non-Employee Directors.

1. Vesting. Each Quarterly Award shall vest on July 1st following the applicable grant date (for the avoidance of doubt, the vesting date for grants made on June 30th will occur on the following day), subject to the Non-Employee Director continuing in service on the Board through the applicable vesting date.

2. Forfeiture; Accelerated Vesting. Unless the Board otherwise determines, any portion of a Quarterly Award which is unvested at the time of a Non-Employee Director’s termination of service on the Board as a Non-Employee Director shall be immediately forfeited upon such termination of service and shall not thereafter become vested. Notwithstanding the foregoing, all of a Non-Employee Director’s Quarterly Awards shall vest in full (i) immediately upon the effectiveness of a Non-employee Director’s voluntary resignation of service on the Board as a Non-Employee Director, (ii) immediately prior to the occurrence of a Change in Control, or (iii) upon a Non-Employee Director’s termination of service on the Board by reason of death or

Disability, in each case, to the extent outstanding at such time. “Disability” means a permanent and total disability under Section 22(e)(3) of the Code.

3. Reimbursements. The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

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